UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 2, 2014

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 2, 2014, Halliburton Company and Halliburton Energy Services, Inc. (collectively, “Halliburton”) entered into the HESI Punitive Damages and Assigned Claims Settlement Agreement with counsel for The Plaintiffs Steering Committee in MDL 2179 and the Deepwater Horizon Economic and Property Damages Settlement Class to settle a substantial majority of the plaintiffs’ class claims asserted against Halliburton as a result of the April 20, 2010 Macondo well incident in the Gulf of Mexico.  The approximately $1.1 billion settlement, which includes legal fees, is subject to approval by the United States District Court for the Eastern District of Louisiana, and will be paid into a trust until all appeals have been resolved in three installments over the next two years.

The agreement provides for the following:
•	The settlement of all claims against Halliburton that BP assigned to the settlement class in BP’s April 2012 settlement relating to the Macondo well incident,
•
The settlement of all claims for punitive damages against Halliburton by a class of plaintiffs who allege damages to property or associated with the commercial fishing industry arising from the Macondo well incident, and

•	Affirmation that Halliburton has no liability for compensatory damages to the members of the settlement class in the BP April 2012 settlement.

Pursuant to the agreement, payments will be held in the trust, pending the finalization of the settlement which is contingent on final court approval, including any appeals of:
•	The BP April 2012 settlement with the settlement class,
•	The District Court’s earlier determination that the contractual indemnity provided by BP to Halliburton is valid and enforceable, and
•	The District Court’s earlier dismissal of economic damage claims against Halliburton.

Additionally, the settlement is subject to an agreed-upon level of participation by the current claimants which, if not achieved, allows Halliburton to terminate the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: September 5, 2014	By:
/s/Bruce A. Metzinger
Assistant Secretary